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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 25, 1997, in the Registration Statement (Form S-4) of Doskocil Manufacturing Company, Inc. Senior Subordinated Notes due 2007 and related Prospectus of Doskocil Manufacturing Company, Inc. filed with the Securities Exchange Commission.

  We also consent to the use of our report dated January 30, 1997 related to the financial statements of Dogloo, Inc., in the Registration Statement (Form S-4) of Doskocil Manufacturing Company, Inc. Senior Subordinated Notes due 2007 and related Prospectus of Doskocil Manufacturing Company, Inc. filed with the Securities Exchange Commission.

                                          /S/ ERNST & YOUNG LLP

Dallas, Texas
September 30, 1997